Exhibit 99.1

Behringer Harvard Acquires Office Park in San Diego

DALLAS, June 26, 2008 – Behringer Harvard announced today its acquisition of Crossroads Office Park, a seven-story office building in Mission Valley, a submarket two miles northeast of San Diego International Airport and five miles north of downtown.

“We acquired this well-located, value-added asset at a significant discount to replacement cost. We believe this Energy Star-rated property provides us with an attractive opportunity to create value by stabilizing its occupancy and moving rents to market levels,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard.

Situated on a five-acre site southeast of the Interstate 8 and Highway 163 interchange, Crossroads Office Park provides more than 139,000 square feet of rentable office space suited to serve the area’s diverse tenant mix. Tenants benefit from a high parking ratio of 3.8 surface spaces per 1,000 square feet of rentable office space, as well as energy management efficiency which has earned an Energy Star rating from the Environmental Protection Agency.

Mission Valley’s central San Diego location provides convenient access to five major freeways as well as numerous retail, hotel, fine dining and recreational amenities. Area attractions include Mission Bay Park, the largest man-made aquatic park in the U.S. and the host to Sea World; Qualcomm Stadium, home of the San Diego Chargers; and Fashion Valley, an outdoor shopping center featuring 200 upscale stores and restaurants.

Crossroads Office Park was acquired by Behringer Harvard Opportunity REIT I, Inc., a non-listed REIT that completed its public offering in December 2007. Behringer Harvard Opportunity REIT I, Inc. generated approximately $538 million in gross proceeds. Including this most recent acquisition, the offering proceeds have been invested in a portfolio of 21 assets representing investments in 2.3 million square feet of office space; resort, student housing and mixed-use properties; and residential and industrial land under development.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT I, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Jason Mattox	Barbara Marler
Richards Partners	Executive Vice President	Behringer Harvard
katie_myers@richards.com	Behringer Harvard	bmarler@behringerharvard.com
214.891.5842	jmattox@behringerharvard.com	469.341.2312
866.655.3600